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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF FORMATION

                                       OF

                      FORD CREDIT AUTO RECEIVABLES TWO LLC


                  1. The name of the limited liability company is Ford Credit Auto Receivables Two LLC (the "Company").

                  2. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                  3. The Company shall be a series limited liability company and the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Company generally or assets allocated to another series.

                  4. This Certificate of Formation shall become effective on the 29th day of January, 2001.

                  IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Ford Credit Auto Receivables Two LLC on this 29th day of January, 2001.


                                    FORD CREDIT AUTO RECEIVABLES TWO LLC



                                    By /s/ Lynn Buckley
                                       ---------------------------------
                                       Lynn Buckley
                                       Authorized Person